Exhibit 99


Independent Auditor's Report


To the Board of Directors and Stockholders of Union Bankshares, Inc.

We have audited the accompanying consolidated statements of income, changes in stockholders' equity, and cash flows of Union Bankshares, Inc. and subsidiary for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated statements of income, changes in stockholders' equity, and cash flows referred to above present fairly, in all material respects, the results of Union Bankshares, Inc. and subsidiary operations and their cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


/s/ Urbach Kahn & Werlin LLP


Albany, New York
March 5, 2004
VT Reg. No. 092-0000-126


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